May 22, 1996


FX Drilling Company, Inc.
P.O. Box 379
Oilmont, Montana 59466
Fax # 406-33-72061
Att: Laura Bacon

Crysen Contract No. 329-P-96
FX Contract No.  Please advise

This Agreement, by and between FX Drilling Company, Inc. (FX), and Crysen Refining, Inc. (Crysen), covers the sale by FX and the purchase and receipt by Crysen of crude oil under the following terms and conditions:

     1. Term: The term of said contract shall be for one year commencing July 1, 1996 through June 30, 1997, then continued thereafter on a month-to-month basis until written notice is given by one party to the other at least 30 days prior to the end of the month for which termination is sought.

     2. Quantity and Quality: All of FX's production of Nevada type crude oil from the properties operated by FX in Nye County, Nevada.

     3. Price: Chevron's Myton black wax posting, adjusted for gravity, less $2.30 per barrel.
     4. Equal Daily Deliveries: All crude oil delivered hereunder during any calendar month shall be considered to have been delivered in equal daily quantities during such month.

     5. Payment: Payment shall be made by wire transfer in immediately available funds on the twentieth day of the month following the month of delivery. Payments due on Saturday shall be paid the preceding Friday, and payments due on Sunday shall be made the following Monday. Similarly, payments due on a federal bank holiday shall be paid the preceding business day except when a federal bank holiday falls on Monday, when payment shall be due the following day.

     6. Delivery: Title and risk of loss shall pass to Crysen as the crude oil is transferred from Seller's lease storage tanks outlet flange into the receiving manifold of trucks designated by Crysen Refining, Inc. in Woods Cross, Utah.

     7. Warranty: The delivering party warrants (a) that it has good and sufficient legal title to the crude oil delivered by it hereunder and its right to deliver same, (b) that said oil has been produced, handled, and transported to the delivery point hereunder in accordance with the laws rules and regulations of all local, state, or federal authorities having jurisdiction hereunder in accordance with the laws, rules, and regulations of all local, state, or federal authorities having jurisdiction thereof.

     The delivering party agrees to indemnify and hold receiving party harmless from and against any loss, claim, or demand by reason of any failure of such title to such crude oil or failure or breach of the warranty.

     9. Indemnity: Each party to this Agreement shall indemnify and save harmless the other from and against all claims, liabilities, and courses of action for injury to or death of any person or persons and for damages to or loss of property resulting from willful or negligent acts or omissions of such party or its agents, employees, representatives, or subcontractors.

     10. Force Majeure: a) Except for Crysen's obligation to make payment for crude oil purchased and received by it hereunder, neither party shall be liable to the other party for any failure to perform the terms of the Agreement when such failure is due to "force majeure" as employed in this Agreement shall mean all causes and events which are not reasonably within the control of the party claiming the force majeure, including but not limited to, acts of God, strikes, lockouts, or industrial disputes or disturbances, civil disturbances, arrests and restraint from rulers of people, interruptions by government or court orders, or by future valid orders of any regulatory body having proper jurisdiction, acts of the public enemy, wars, riots, blockades, insurrections, inability to secure labor or materials on reasonable terms, epidemics, landslides, lightning, earthquakes, fire, floods, washouts of roads, explosions, breakage, accident, freezing of or the necessity to make repairs or alterations to machinery, pipelines or Buyer's refinery, or any other such cause, whether of the kind herein enumerated or otherwise.

     b) Upon the occurrence of an event of force majeure, the party claiming force majeure shall remedy such event with all reasonable diligence, provided, however, that the party claiming force majeure shall not be required to settle strikes, lockouts, industrial disputes or disturbances, or litigation by acceding to the demands of any opposing party therein when such course is inadvisable in the discretion of the party claiming force majeure.

     c) Upon the occurrence of an event of force majeure, the party making such claim shall promptly provide the other party with written notice of the occurrence of a force majeure event, including full details of the event, the causes ( if known), a statement as to whether the party claiming force majeure intends to cure the force majeure and, if so, the nature of the remedy and an estimate of the time reasonably needed to remedy the force majeure.

     d) Upon remedy of force majeure, contract shall then resume, and continue until expiration.

     11. Quality: Neither party shall be obligated to accept crude oil containing B S & W in excess of 1 percent by volume. Crude oil delivered hereunder shall be merchantable, virgin crude oil, free of organic chlorides, oxygenated hydrocarbons, lead and any other contaminants not normally associated with crude oil, and acceptable to the carriers involved.

     12. Governing Law: This Agreement shall be governed by and construed in accordance with the law of the State of Utah.


In confirmation of the above, the parties have executed the agreement as of the date indicated beneath their respective signatures below:


CRYSEN REFINING, INC.          FX Drilling Company



By:  /s/ David McSwain         By:      /s/ Scott Duncan
Title: Vice President                   Title: Vice President

Date: May 23, 1996             Date:    May 23, 1996